SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                             _______________________

                                   FORM 8-A/A

                      AMENDMENT TO A REGISTRATION STATEMENT
                                   ON FORM 8-A

                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934


                                USF&G CORPORATION

               (Exact Name of Registrant as Specified in Charter)



                  Maryland                                 52-1220567
                  --------                                 ----------
(State or Other Jurisdiction of Incorporation) (IRS Employer Identification No.)


   6225 Centennial Way, Baltimore, Maryland                  21209
   ----------------------------------------                  -----
   (Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code:  410-547-3000

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Amendment to Description of Registrant's Securities to be Registered:

     On February 26, 1997, the Board approved the Amended and Restated Rights Agreement, dated as of March 11, 1997 (the "Rights Agreement") between the Company and The Bank of New York, as successor Rights Agent (the "Rights Agent"). On January 19, 1998, USF&G Corporation and The Bank of New York entered into the First Amendment to Amended and Restated Rights Agreement (the "Amendment"). The Amendment provides that the execution and delivery by USF&G Corporation, The St. Paul Companies, Inc. and SP Merger Corporation of the Agreement and Plan of Merger dated January 19, 1998 (the "Merger Agreement") and the Stock Option Agreement dated January 19, 1998 (the "Option Agreement") and the consummation of the transactions contemplated by such agreements will not cause (i) The St. Paul Companies, Inc. or its affiliates or associates to be deemed an Acquiring Person, (ii) a Share Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event. In addition, neither The St. Paul Companies, Inc. or SP Merger Corporation nor any of their Affiliates or Associates will be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Shares of USF&G Corporation solely by virtue of the execution and delivery of the Merger Agreement or the Option Agreement. The
Amendment also provides that the Amended and Restated Rights Agreement will expire immediately prior to the effective time of the merger of SP Merger Corporation, a wholly-owned subsidiary of The St. Paul Companies, Inc., with and into USF&G Corporation.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated March 12, 1997. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.



















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

Item 2.         Exhibits.

     4. Amendment to Amended and Restated Rights Agreement between the Company and The Bank of New York, as Rights Agent, dated as of
         January 19, 1998.


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     USF&G CORPORATION



                                     By:  /s/ Dan L. Hale
                                          ------------------------------------
                                          Executive Vice President and
                                          Chief Financial Officer

Date:  February 24, 1998





















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




                                  EXHIBIT INDEX


Exhibit         Description
-------         -----------


4 Amendment to Amended and Restated Rights Agreement between the Company and The Bank of New York, as Rights Agent, dated as of January 19, 1998.






























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